CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (the "Registration Statement") of our reports dated November 6, 1998, and November 20, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998 Annual Reports to Shareholders of Scudder Large Company Value Fund and Value Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights," in the Prospectuses and under the heading "Experts" in the Statement of Additional Information.






PricewaterhouseCoopers LLP
Boston, Massachusetts
January 29, 1999